Exhibit 99.1

STATE OF NEW YORK
PUBLIC SERVICE COMMISSION

CASE 12-M-0192 -   Joint Petition of Fortis Inc., Fortis US Inc.,
Cascade Acquisition Sub Inc., CH Energy Group,
Inc., and Central Hudson Gas & Electric
Corporation for Approval of the Acquisition of
CH Energy Group, Inc. by Fortis Inc. and
Related Transactions.

NOTICE OF SCHEDULE FOR FILING EXCEPTIONS

(Issued May 3, 2013)

Attached is the Recommended Decision of Administrative Law Judges Rafael A. Epstein and David L.  Prestemon in this proceeding.  Briefs on exceptions are due electronically to the Secretary at secretary@dps.ny.gov  and to all active parties by 4:00 p.m. on May 17, 2013.

Briefs opposing exceptions are due by 4:00 p.m. on May 24, 2013, following the same procedures.  The parties’ briefs should adhere to the guidelines for filing documents with the Secretary (www.dps.ny.gov).

(SIGNED)                                                                                              JEFFREY C. COHEN
                                                                                                                          Acting Secretary

STATE OF NEW YORK
PUBLIC SERVICE COMMISSION

CASE 12-M-0192 -    Joint Petition of Fortis Inc., Fortis US Inc.,
Cascade Acquisition Sub Inc., CH Energy Group,
Inc., and Central Hudson Gas & Electric
Corporation for Approval of the Acquisition of
CH Energy Group, Inc. by Fortis Inc. and
Related Transactions.

RECOMMENDED DECISION

BY

ADMINISTRATIVE LAW JUDGES

RAFAEL A. EPSTEIN AND DAVID L. PRESTEMON

Table of Contents
BACKGROUND		1
PUBLIC COMMENTS		5
DESCRIPTION OF JOINT PROPOSAL		11
A.	Risk Mitigation	12
1.	Corporate Structure, Governance and Financial Protections	12
a.	Goodwill and Acquisition Costs	12
b.	Credit Quality and Dividend Restrictions	13
c.	Money Pooling	16
d.	Special Class of Preferred Stock	17
e.	Financial Transparency and Reporting	17
f.	Affiliate Standards	18
g.	Follow-On Merger Savings	19
h.	Corporate Governance and Operational Provisions	19
2.	Performance	21
a.	Performance Mechanisms	21
i.	Service Quality	21
ii.	Electric Reliability	22
iii.	Gas Safety	22
iv.	Leak-Prone Pipe	23
b.	Expenditure Requirements	23
i.	Right-of-Way Tree Trimming	23
ii.	Stray Voltage Testing	23
iii.	Infrastructure Investment	24
B.	Incremental Benefits	24
1.	Rate Freeze	24
2.	Earnings Sharing	25
3.	Synergy Savings	25
4.	Deferral Write-Offs and Future Rate Mitigation	26
5.	Community Benefit Fund	26
a.	Low Income Program Enhancements	26
b.	Economic Development	27
6.	State Infrastructure Enhancements	28

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7.	Gas Expansion Pilot Program	28
8.	Retail Access	28
PARTY OPPOSITION TO THE JOINT PROPOSAL		29
A.	RESA	29
B.	IBEW Local 320	32
C.	PULP	33
D.	Athens	38
ASSESSMENT OF OBJECTIONS TO THE JOINT PROPOSAL		39
A.	Quality of the Economic Benefits	39
B.	Labor Issues	41
C.	NAFTA Threat	43
D.	Provisions for Low Income Customers	47
E.	Foreign Ownership	50
F.	Loss of Local Focus and Involvement	51
G.	Financial Concerns	53
H.	Environmental Concerns	54
I.	Expansion of Gas Service	55
J.	Retail Access Provisions	56
DISCUSSION		57
A.	Standard of Review	57
B.	Benefits Intrinsic to the Merger	60
C.	Benefits from the Joint Proposal’s Terms	63
D.	Risks and Mitigation	64
CONCLUSION		66

STATE OF NEW YORK
PUBLIC SERVICE COMMISSION

CASE 12-M-0192 -    Joint Petition of Fortis Inc., Fortis US Inc., Cascade Acquisition Sub Inc., CH Energy Group, Inc., and Central Hudson Gas & Electric Corporation for Approval of the Acquisition of CH Energy Group, Inc. by Fortis Inc. and Related Transactions.

RECOMMENDED DECISION

RAFAEL A. EPSTEIN and DAVID L. PRESTEMON,
Administrative Law Judges:

BACKGROUND

On February 20, 2012, CH Energy Group, Inc. (CHEG), the parent company of Central Hudson Gas & Electric Corporation (Central Hudson), entered into an Agreement and Plan of Merger (Merger Agreement) with Fortis Inc. (Fortis), a Canadian holding company; FortisUS Inc. (FortisUS), a wholly-owned subsidiary of Fortis; and Cascade Acquisition Sub Inc. (Cascade), a wholly-owned subsidiary of FortisUS.  Under the terms of the Merger Agreement, CHEG would merge with Cascade, with CHEG as the surviving entity.  As a result, Central Hudson, a regulated New York electric and gas corporation, would become indirectly a wholly-owned subsidiary of Fortis.

Under §70 of the Public Service Law (PSL), the transfer of ownership of all or any part of the franchise, works or system of any gas or electric corporation is prohibited without the consent of the Commission.  That consent may be given only if the Commission determines that the proposed acquisition, with such terms and conditions as the Commission may fix and impose, “is in the public interest.”  Consequently, on April 20, 2012, Fortis, FortisUS, Cascade, CHEG and Central

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Hudson (collectively, “Petitioners”) sought such consent by filing the petition that is the subject of this proceeding.

Subsequent to the filing, the matter was assigned to Administrative Law Judges, and a Notice of Proposed Rulemaking was published.1 On May 16, 2012 the Judges conducted an initial procedural conference.  Participants at the conference in addition to Petitioners and staff of the Department of Public Service (Staff) were the Utility Intervention Unit of the New York Department of State’s Division of Consumer Protection (UIU); the International Brotherhood of Electrical Workers Local 320 (IBEW Local 320); the Retail Energy Supply Association (RESA); Multiple Intervenors (MI); Empire State Development Corporation; and the County of Dutchess.  All were admitted as parties to the proceeding, as were Hess Corporation, the County of Orange, the County of Ulster, the Joint Task Force of the Town and Village of Athens (Athens Joint Task Force), the Public Utility Law Project of New York, Inc. (PULP), and, as a group, Accent Energy Midwest Gas, LLC, Accent Energy Midwest II, LLC, IGS Energy, Inc., and Interstate Gas Supply, Inc.

Following a status conference on June 27, 2012, and upon reconsideration of an initial ruling, the Judges adopted a schedule for the proceeding calling for the filing of initial comments or testimony (at the option of the party) by October 12, 2012, and reply comments or rebuttal testimony by November 2, 2012.  Ultimately, initial testimony was filed by Staff and PULP, and initial comments were submitted by Athens, Dutchess County, ESD, IBEW Local 320, MI, and UIU.  Reply comments were received from Athens, and rebuttal testimony was filed by Petitioners.  Staff was subsequently authorized to submit surrebuttal testimony in response to Petitioners, and did so on December 4, 2012.

 1 New York State Register, May 23, 2012, p. 15.

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On December 12, 2012, Petitioners filed a Notice of Settlement pursuant to which all parties, except PULP, actively participated in negotiations that lasted approximately ten business days, and resulted in the Joint Proposal that we are addressing in this Recommended Decision.2 The Joint Proposal was filed with the Secretary on January 28, 2013, and was signed by Petitioners, Staff, MI, UIU and the Counties of Dutchess, Orange and Ulster.3   It states the conclusion of the signatories that the proposed merger, with the terms and conditions set forth in the proposal, meets the public interest standard of PSL §70 and should be approved.

Statements expressing general support for the Joint Proposal were filed on February 8, 2013, by Petitioners, Staff, MI and UIU.  The Counties reiterated their limited support. Statements opposing adoption of the Joint Proposal in its present form were filed by PULP, RESA, the New York State Energy Marketers Coalition (NYSEMC), and IBEW Local 320.  Replies were

2 PULP explains in its comments in opposition to the Joint Proposal that it was unable to participate due to a lack of available resources caused by a delay in the receipt of funding.  Initial Comments of Public Utility Law Project of New York, Inc. (PULP) in Opposition to Joint Proposal (PULP Initial Comments), pp. 1-2.

3 The signatures of the Counties are accompanied by disclaimers stating that they are affixed for the purpose of expressing support for specific provisions of the Joint Proposal, and that the Counties take no position on the balance of the document.      In general, the Counties stated support for provisions calling for a rate freeze, the crediting of synergy savings, and the payment of positive benefits including the Community Benefit Fund and write-down of regulatory assets.  The Counties participated as parties, and signed the Joint Proposal, through their county executives.  Subsequent to execution of the Joint Proposal, the Ulster County legislature, by resolution, and a majority of the members of the Dutchess County legislature, by letter, opposed approval of the proposal, while Orange County Executive Edward Diana submitted comments supporting it fully.

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filed on February 15, 2013, by Petitioners, Staff, IBEW Local 320, MI, PULP, and RESA.

In a January 29, 2013 ruling establishing a schedule for statements in support of, or opposition to, the Joint Proposal, the Judges specified that any party advocating an evidentiary hearing on the Joint Proposal must specify in its initial comments (due February 8, 2013) a material issue of fact that could not be resolved without the cross-examination of witnesses.  No party’s initial comments attempted to make such a showing.

On May 1, 2013, two additional parties were admitted: Citizens for Local Power (CLP) and the Consortium in Opposition to the Acquisition (Consortium).  Although some members of these groups had previously submitted comments, the organizations themselves had not participated in the proceeding prior to their admission.

By motion dated May 1, 2013, CLP and the Consortium have requested an evidentiary hearing. Although the time for opposing responses has not yet expired, we recommend on the basis of the present record that the Commission deny the motion.4  Regardless of what any responses might assert, we find that the motion is contrary to the principle in Rule 4.3(c)(2) that late intervention is permitted only subject to the new party’s acceptance of the record as of the intervention date; and, more substantively, that the motion fails to satisfy the requirement in the January 29, 2013 ruling that any request for hearings be supported by issues that require cross-examination.

We agree with CLP and the Consortium that this case is as important as others where hearings have been held. In our

4 At Petitioners’ request, without opposition from any other party, the due date for responses to the motion has been accelerated to May 6, 2013.

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view, however, the determining factor is that an evidentiary hearing would serve no legitimate function because the controversies in the proceeding, notably including those raised by CLP and the Consortium in comments filed simultaneously with the motion, present no factual questions that could be clarified by confrontation of witnesses and could materially affect the Commission’s decision.  Moreover, while we also agree that the prefiled evidence should be available in the record as a potential basis for the Commission’s decision, a hearing is not necessary to accomplish that result.

PUBLIC COMMENTS

On February 21, 2013, public statement hearings concerning the Joint Proposal were held in Kingston and Poughkeepsie.  Approximately 40 people attended the hearings, 17 of whom provided comments on the record.  Commenters included Central Hudson customers from throughout the utility’s service territory, as well as New York State Assembly Member Kevin Cahill and Town of Rosendale Council Member Manna Jo Greene.

The original notice of public statement hearings called for all comments to be submitted by March 21, 2013. After receiving numerous requests for additional time from public officials and others, the Secretary extended the deadline through May 1, 2013.  During the extension period, additional public statement hearings were held on April 17, 2013, in Poughkeepsie and April 18, 2013 in Kingston.  Approximately 130 people attended the hearings and 47 provided comments.  Speakers included Assembly Member Frank Skartados, Dutchess County Legislators Richard Perkins and Joel Tyner, Rosendale Council Member Greene, Rosendale Supervisor Jeanne Walsh, Woodstock Town Council Member Jay Wenk, and a representative from the office of State Senator Cecilia Tkaczyk.  All speakers at all of the public statement hearings opposed the merger.  Through May 1,

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2013, another approximately 316 comments opposing the merger were received by the Commission by mail, e-mail, telephone, and posting to the Commission’s website.  In addition, 896 individuals had signed a petition posted on the SignOn.org website expressing opposition to the merger.5

Commenters opposed to the merger included Senator Tkaczyk and Senator Terry Gipson; Assembly Members Cahill, Didi Barrett, and James Skoufis; City of Beacon Mayor Randy Casale; Town of Woodstock Supervisor Jeremy Wilber; 13 members of the Dutchess County Legislature, by joint letter; Dutchess County Legislature Assistant Majority Leader Angela Flesland, individually; and former Member of Congress Maurice D. Hinchey. All of these past and present public officials urged the Commission to disapprove the proposed merger transaction, as did resolutions adopted by the Ulster County Legislature; the City of Newburgh; the Towns of Esopus, Marbletown, Newburgh, New Paltz, Olive, Rosendale, and Woodstock; the Village of Red Hook, and the Rosendale Environmental Commission.  The Economic Development Committee of the Town of Red Hook also opposed the merger, as did AARP, the Sierra Club, the Dutchess County Central Labor Council, and the Hudson Valley Area Labor Federation.

Opponents of the merger expressed varying degrees of concern about the potential for long-run negative consequences not only for Central Hudson ratepayers, but also for the economic well-being of the utility’s Mid-Hudson service territory if the transaction were consummated.  The themes evoked most frequently in the comments derived from the perception that the transaction would replace a well-regarded,

5 The SignOn.Org website allows petition signers to cause e-mails to be sent to the Secretary memorializing their signatures, and many individuals availed themselves of that option.  The numbers cited above do not include those e-mails.

CASE 12-M-0192

highly capable and locally engaged utility with a foreign entity of unproven quality having no inherent ties to the service territory and financial objectives that may conflict with the interests of ratepayers.  These concerns are epitomized by the comments of Jennifer Metzger, Chair of the Town of Rosendale Environmental Commission, who stated that “Central Hudson’s community involvement has benefited Rosendale tremendously,” and warned that:

this level of involvement will decrease or perhaps end in the future if the company is acquired by Fortis Inc. – a foreign company with multiple holdings outside the region and country that has an inherent incentive to cut costs and operational expenses in its subsidiaries to improve its own profitability.

This perceived potential for a divergence of interests between a distant holding company and the local community served by its utility subsidiary was a source of concern for nearly all of the commenters, many of whom expressed a general uneasiness with the prospect of foreign ownership of critical infrastructure necessary to provide essential electric and gas services.  Some saw this as a continuation of a disturbing trend toward more and more foreign ownership of U.S. businesses, and expressed concern that domestic control over vital industries was being lost.

Others had more specific concerns.  Many commenters described Central Hudson as having been very proactive in promoting energy efficiency and renewable energy.  They suggested that there was no language in the Joint Proposal that would ensure a comparable environmental responsiveness from the merged companies.  In a similar vein, many commenters noted Central Hudson’s record of community involvement and support for local economic development.  They questioned whether that level of commitment would extend beyond the funding expressly provided

CASE 12-M-0192

 in the Joint Proposal, which they characterized as a purely short-term benefit.

For other commenters, the issue was primarily economic.  They viewed the putative financial benefits of the Joint Proposal for ratepayers as meager and transitory, while the financial risks would be substantial and persistent. Assembly Member Cahill, for example, argued that the proposed merger transaction makes no financial sense.  Fortis, he suggested, could not make a profit and still maintain current levels of service for Central Hudson ratepayers.  Ultimately, he contended, customers would be forced to provide that profit through either increased rates or decreased service reliability and safety.

Prior to the issuance on April 24, 2013, of the notice announcing the preparation of this recommended decision, the Commission had not received a single public comment supporting the merger.  The first such comment, posted on April 24, came from Charles S. North, President and CEO of the Dutchess County Regional Chamber of Commerce.  Mr. North stated that after meeting with Central Hudson officials and learning the facts of the transaction, he strongly supported it.  Fortis’s commitments to provide $50 million in benefits and to maintain Central Hudson as a standalone entity are a win/win for customers, he said.  In Mr. North’s opinion, Central Hudson will benefit from the resources of a larger organization and has done right by its customers in agreeing to the merger.

Subsequently, through May 1, 2013, the Commission has received approximately 274 comments urging that the merger be approved.  About 133 of those comments came from Central Hudson employees.  Many others came from Central Hudson customers and from businesses and business organizations including the Edison Electric Institute, the Hudson Valley Economic Development

CASE 12-M-0192

Corporation, the Putnam County Economic Development Corporation, the Westchester County Office of Economic Development, the Dutchess County Economic Development Corporation, the Council of Industry of Southeastern New York, the New Paltz Regional Chamber of Commerce, the Sullivan County Partnership for Economic Development, the Greater Newburgh Partnership, the Orange County Industrial Development Authority, and the Orange County Partnership.  Supporters of the merger emphasize the value of the positive benefits provided for in the Joint Proposal and the commitments of Fortis to operate Central Hudson as a stand-alone entity, maintaining local jobs and keeping its headquarters in the community.  The economic development organizations stress particularly the importance of the proposed $5 million Community Benefit Fund (described below).

Supplemental comments were filed on May 1, 2013 by five parties: CLP and the Consortium, jointly; Joint Proposal signatory MI; opponent IBEW Local 320; and Petitioners. CLP and the Consortium expounded in detail on the benefits and detriments of the merger as proposed, to show that it not only would fail the pertinent Commission’s positive net benefits test but would be affirmatively harmful and, in that respect, compares unfavorably with all the major energy company mergers the Commission has approved since 1999.  They said the Joint Proposal satisfies neither the statutory public interest standard, nor the criteria in the Settlement Guidelines such as conformity with state policies and consensus among adversarial parties.  They charged Fortis with disingenuousness or indifference regarding values the Commission should uphold in the pursuit of objectives such as environmental protection, economic development, utility infrastructure improvements, and development of sustainable energy resources.

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For the most part, MI’s comments repeated its criticism of previously raised objections to the Joint Proposal and emphasized the potential loss of $49.5 million in positive benefits to ratepayers if the proposal were rejected.  MI also argued that less weight should be given to comments from entities that did not participate fully in the process leading to the Joint Proposal, particularly those of the legislatures of Dutchess and Ulster Counties whose county executives were signatories to the proposal.

IBEW Local 320 repeated its previously stated concerns about Central Hudson’s outsourcing policies and their impact on union jobs and service quality, and contends that they have not been alleviated.  The Joint Proposal should not be approved, it said, unless provision is made for a needed infusion of internal workers.  The union also submitted a copy of an e-mail sent by a Central Hudson Vice President to employees urging them to submit comments to the Commission supporting the merger and providing templates for that purpose.  The e-mail states that, “The number of posted comments matters – even if form letters are used [emphasis in original].”  IBEW Local 320 states that the “vast majority” of employees who have responded with comments are not represented by the union.

Petitioners’ additional comments contended that the record demonstrates that the Joint Proposal will produce benefits that greatly exceed any risks presented by the merger. They cited comments by Staff in support of the Joint Proposal stating Staff’s view that the criteria for approval of the merger under PSL §70, as established in previous Commission decisions, have been met or exceeded, and that the transaction compares favorably with those previously approved.

Petitioners also argued that comments received in opposition to the merger, mainly from non-parties, have

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generally been misinformed, are contradicted by the terms of the Joint Proposal and/or the comments of the signatories, and have added nothing of significance to the record.  For many of the most frequently raised criticisms of the merger, Petitioners provided information tending to refute the allegations, for example, with respect to concerns about foreign ownership of Central Hudson, NAFTA, environmental issues, infrastructure investment, financial risks, and so forth.  Petitioners concluded that the Joint Proposal:

is a compelling path forward that assures the continuation and enhancement of Central Hudson consistent with its past performance as a well- run, low-cost utility that is extraordinarily sensitive to local needs and Commission requirements.6

All of the comments received have been included in the official record and have been fully reviewed and considered in the preparation of this recommended decision.

DESCRIPTION OF JOINT PROPOSAL

The Joint Proposal expresses the agreement of the signatory parties that the proposed acquisition of Central Hudson by Fortis is in the public interest for purposes of PSL §70, and should be approved, subject to the terms described in the proposal.  Broadly speaking, those terms are intended to perform two functions:  the mitigation of any potential risks that might arise from consummation of the merger transaction, and the securing of incremental public benefits to ensure a net positive outcome from the transaction.  In this section, we describe the provisions of the Joint Proposal and the statements supporting and opposing their adoption.

6Additional Comments of Petitioners, p. 47.

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A.                    Risk Mitigation

1.                  Corporate Structure, Governance and Financial Protections

Petitioners state that although their original petition voluntarily included provisions intended to address concerns that were identified in prior Commission orders addressing the acquisition of distribution utilities, the Joint Proposal signatories have agreed to even more comprehensive and stringent requirements for corporate structure, corporate governance and financial protections.  Staff agrees, arguing that the Joint Proposal incorporates “a myriad of customer protections” addressing such matters as goodwill and acquisition costs; credit quality and dividend restrictions; money pooling; a special class of preferred stock to be issued in the event of the bankruptcy of Fortis (the “golden share”); financial transparency and continued financial reporting requirements; updated affiliate transaction and cost allocations, as well as, Code of Conduct rules and standards; follow-on merger savings; and corporate governance and operational protection provisions.7  Similarly, MI states that although Petitioners’ original proposal “did a commendable job of advancing reasonable customer protections, the Joint Proposal provides additional and/or strengthened financial and operational protections for customers.”8

a.                   Goodwill and Acquisition Costs

To the extent that the consideration paid by Fortis for the stock of CHEG exceeds the book value of CHEG’s assets, an accounting asset, goodwill, will be created.  As the

7 Department of Public Service Staff Statement in Support of Joint Proposal (Staff Statement), p. 10.

8 Initial Comments of Multiple Intervenors in Support of Joint Proposal (MI Comments), p. 12.

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Commission has made clear in previous orders, neither the cost of acquiring, nor the cost of carrying, that asset should be borne by utility customers, and the existence of goodwill should not adversely affect ratepayers.  The Joint Proposal includes provisions intended to ensure that this will be the case for Central Hudson customers.  It bars goodwill associated with the merger transaction from being recorded on the books of Central Hudson, to the extent permitted by U.S. Generally Accepted Accounting Principles (U.S. GAAP).  If those accounting rules require goodwill to be “pushed down” to Central Hudson for financial reporting purposes, the Joint Proposal precludes it from being reflected in the regulated accounts of Central Hudson on which rates are based.  In addition, if either Fortis or FortisUS is obligated to record an impairment of the goodwill created by the transaction, the Commission must be notified within five days.  Staff argues that this provision will afford it and the Commission adequate time to take steps to ensure that the impairment does not adversely affect Central Hudson customers.  Finally, the Joint Proposal requires Central Hudson to submit to Staff a schedule of all external legal, financial advisory and similar costs incurred to achieve the merger in order to permit the Commission to ensure that they cannot be recovered in rates.

b.                  Credit Quality and Dividend Restrictions

Staff identified the possibility of Central Hudson’s credit standing being adversely affected by the finances of Fortis as a significant risk of the proposed merger. Accordingly, the Joint Proposal incorporates an array of conditions designed to protect the credit quality of the utility.

First, to permit the Commission to adequately monitor the impact of the transaction on Central Hudson’s finances, the

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Joint Proposal establishes a continuing requirement that copies of all presentations made by Central Hudson, Fortis or any Fortis affiliate be provided to Staff within ten business days. Both Fortis and Central Hudson are required to be registered with at least two major nationally and internationally recognized rating agencies, to maintain separate debt instruments, and to be separately rated by at least two rating agencies.  In addition, neither Fortis nor Central Hudson will be permitted to enter into any debt instrument containing cross-default provisions that could affect Central Hudson.9

To mitigate the risk of an increase in Central Hudson’s financing costs, the Joint Proposal requires that Fortis and Central Hudson support the objective of maintaining an “A” credit rating for the utility, unless the Commission modifies its financial integrity policies.  Also, to ensure that Central Hudson maintains the common equity capitalization on which rates are based, the Joint Proposal would bar Central Hudson from paying dividends if its average common equity ratio for the 13 months prior to the proposed dividend were more than 200 basis points below the ratio used in setting rates.10 Staff states that this is an additional ratepayer financial protection

9 A cross-default provision is one that can trigger default on a debt obligation based on a default on a different debt obligation.  For example, a provision in a Central Hudson debt instrument permitting acceleration of the due date for repayment in the event of a default by Fortis on one of its bonds would be a cross-default provision prohibited under the terms of the Joint Proposal.

10  In response to a question posed by the Judges, the signatory parties clarified their intention that this provision would bar a dividend not only when Central Hudson’s trailing 13- month average equity ratio was already below the 200 basis point threshold, but also when the payment of the dividend would itself cause the average to drop below the threshold.

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 beyond those that the Commission has required in prior transactions.

The Joint Proposal would also continue dividend restrictions originally imposed as part of a Restructuring Settlement Agreement (RSA) approved by the Commission in 1998.11 Among other things, the RSA stipulates that if Central Hudson’s senior debt rating is downgraded below ‘BBB+’ by more than one credit rating agency and the downgrade is because of the performance of, or concerns about, the financial condition of its parent or an affiliate, dividends will be limited to a rate of not more than 75% of the average annual income available for dividends, on a two-year rolling average basis.  In the event that the debt rating is placed on ‘Credit Watch’ for a rating below ‘BBB’ by more than one credit rating agency, dividends are limited to 50% of the average net income, and if there is a downgrade below ‘BBB-’ by more than one credit rating agency, no dividends are allowed to be paid until such time as the rating has been restored to ‘BBB-’ or higher.

In addition to continuing the RSA limitations, the Joint Proposal includes a new provision that would insulate Central Hudson ratepayers from the effects of a downgrade to Fortis’s credit rating.  If within three years of the merger Central Hudson’s credit rating were downgraded as a direct result of a Fortis downgrade, the higher debt cost resulting from the downgrade would not be reflected in Central Hudson’s cost of capital used to set rates.  Ratepayers would be held harmless for the financial impact of the Fortis downgrade.

The Joint Proposal also would bar Central Hudson from providing financial support to Fortis or its other affiliates

11  Case 96-E-0909, Central Hudson Gas & Electric Corporation, Order Adopting Terms of Settlement Subject to Modifications and Conditions (issued February 19, 1998).

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except as permitted by the Joint Proposal, the RSA or a Commission order.  It would also require that Central Hudson’s banking and other financial arrangements be kept separate from those of other Fortis affiliates.

Finally, the Joint Proposal would authorize Central Hudson to deregister from the United States Securities and Exchange Commission (SEC) and rely more on the private market under SEC Rule 144A to issue debt.12  The Commission’s order issued last year in Case 12-M-0172 would be amended to permit such private financing.13  It is expected that the availability of this option will enhance Central Hudson’s pricing position, lowering its debt costs, and benefiting ratepayers.

c.                   Money Pooling

Money pools enable affiliated companies to make their excess cash on hand available as a quick, low-cost source of short-term funding for other pool participants.  The Joint Proposal would permit Central Hudson to participate in such pooling arrangements, but only with Fortis, FortisUS and other entities that are regulated utilities operating in the United States, provided that Fortis and FortisUS may participate only as lenders and may not receive loans or fund transfers, directly or indirectly.  Cross-default provisions affecting Central Hudson would be prohibited.

12 Rule 144A is a safe harbor exemption from the registration requirements of the Securities Act of 1933 that allows companies to sell securities in the private market to qualified institutional buyers in a more timely fashion with fewer disclosures and filing requirements.

13 Case 12-M-0172, Central Hudson Gas & Electric Corporation, Order Authorizing Issuance of Securities (issued September 14, 2012).

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d.                  Special Class of Preferred Stock

The Joint Proposal would require the creation of special class of Central Hudson preferred stock to be held by a trustee approved by the Commission.  Without the consent of the holder of this “golden share,” Central Hudson would be precluded from entering into voluntary bankruptcy.  This is identical to a provision included in the Commission’s order approving the acquisition of New York State Electric and Gas Corporation and Rochester Gas & Electric Corporation by Iberdrola.14

With the golden share in place, Central Hudson would be permitted to demonstrate in future rate cases that its stand- alone capital structure should be used for setting rates.  That demonstration would be made by submitting current written evaluations from at least two rating agencies supporting the evaluation of Central Hudson as a separate company, without material adjustments based on risks related to the capital structure and ratings of Fortis.  If such evaluations were not available, Central Hudson would have the burden of providing comparable evidence to support the stand-alone assumption.

e.                   Financial Transparency and Reporting

The Joint Proposal incorporates a number of provisions intended to ensure that the Commission and its Staff have ready access to the financial data and other information necessary to continue our regulatory oversight of Central Hudson.  It provides that Central Hudson will continue to use the standards of GAAP for its financial accounting and financial reports.  If that accounting method were replaced for publicly-traded entities, the change would apply to Central Hudson.  Central Hudson would also be required to continue to satisfy all of the

14  Case 07-M-0906, Iberdrola, S.A. et al. – Acquisition Petition, Order Authorizing Acquisition Subject to Conditions (issued January 6, 2009)(Iberdrola order), pp. 43-44.

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Commission’s reporting requirements for jurisdictional companies of its size and nature.

            Central Hudson would also continue to comply with the provisions of sections 302 through 404 of the Sarbanes-Oxley Act (SOX) as if Central Hudson were still bound directly by the provisions of SOX, even though it would be a subsidiary of a foreign holding company.  This would include annual attestation audits by independent auditors with respect to Central Hudson’s financial statements and internal controls over financial reporting.

The Joint Proposal would also require that Staff be given ready access to any books and records of Fortis and its affiliates that Staff might deem necessary to determine whether the rates and charges of Central Hudson are just and reasonable. That access must include, but is not limited to, all information supporting the underlying costs and the basis for any factor that determines the allocation of those costs.  Central Hudson would also be required annually to file the financial statements, including balance sheets, income statements, and cash flow statements of Fortis and its major regulated and unregulated energy company subsidiaries in the United States, and to provide, to the extent available from a recognized financial reporting information service, the “as reported” quarterly and annual balance sheets, income statements and statements of cash flows of Fortis in U.S. dollars with the underlying currency translation assumptions.  All required financial filings would be in English and in U.S. dollars or, if that were not practicable, with the underlying currency translation assumptions.

f.                   Affiliate Standards

The RSA approved by the Commission when Central Hudson was reorganized as a subsidiary of CHEG included a set of

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standards addressing transactions, conflicts of interest, cost allocations, and information sharing among Central Hudson and its affiliates.  The Joint Proposal would update and revise those standards and apply them to Fortis.  Central Hudson would be barred from entering into transactions with affiliates that were not in compliance with the transaction standards; would be prohibited from sharing operating (i.e., non-management) employees with affiliates, and would be required to give 180 days’ prior notice and obtain Commission approval prior to the start of any material shared services initiatives or the establishment of a shared services organization that would provide material services to Central Hudson.15 Current cost allocation guidelines would be continued, but would be subject to revision if intercompany transactions grew beyond a defined level.  Staff contends that, collectively, these provisions ensure that the Commission will have adequate advance notice of any change in Fortis’s expressed philosophy of allowing its subsidiary utilities to operate on a stand-alone basis.

g.                  Follow-On Merger Savings

The Joint Proposal includes a condition that would ensure Central Hudson customers an appropriate share of any savings resulting from future mergers or acquisitions by Fortis until new rates are set.  This condition, Staff says, is identical to follow-on merger savings provisions that have been adopted as a condition to the approval of other recent mergers.

h.                  Corporate Governance and Operational Provisions

The Joint Proposal contains a number of provisions intended to address concerns that the responsiveness of Central Hudson to the community it serves might be diminished as a

15 “Material” is defined as services individually or collectively having a value greater than 5% of Central Hudson’s net income on an after tax basis.

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 subsidiary of a foreign holding company.  The provisions specify that the headquarters of the utility would remain within the service territory.16  A new board of directors would be appointed within one year with a majority of directors who are independent, and at least one independent director would be required to live within the service territory.17  At least 50% of Central Hudson’s officers would also be required to live within the territory.  These requirements, Staff says, go beyond what is currently required for CHEG.

In addition, the Joint Proposal specifies that Central Hudson is to be governed, managed and operated on a stand-alone basis post-merger.  Local management would continue to make decisions concerning staffing levels, and current employees, both management and non-management, would be retained for two years after closing of the merger.  Within 30 days after each of the first two anniversary dates of the merger closing, Central Hudson would be required to file a report with the Secretary comparing the level of union and management employees on that date to the levels on the merger closing date.  The collective bargaining process would be continued.  The Central Hudson Board would continue to be responsible for management oversight, including capital and operating budgets, dividend policy, debt, and equity requirements.  The Board would also have an audit

16  In response to a question from the Judges, the signatory parties clarified that “headquarters” means the place where all senior officers and their support staff, legal, administrative, accounting, operating supervision, and other head office functions are located.

17 The signatory parties agreed in response to a question from  the Judges that an independent director is one who receives no consulting, advisory or other compensation from Central Hudson or an affiliate or subsidiary of Central Hudson.  A director who is an officer, employee or consultant of Central Hudson, FortisUS, Fortis, or any other Fortis affiliate would not be considered independent.

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committee, with a majority of members who are independent, and it would continue to be responsible for the financial integrity and effectiveness of internal controls.  Finally, to maintain an active corporate and charitable presence in the service territory, Central Hudson would agree to maintain its 2011 level of community involvement through 2017.

2.                  Performance

A common theme throughout the testimony and comments in this case has been the concern that pressure to demonstrate the profitability of the merger transaction might lead to deferred investment in utility plant, reduced maintenance levels and other cost-cutting measures that could eventually have a negative impact on Central Hudson’s provision of safe and reliable service.  To reduce this risk, the Joint Proposal includes a broad range of performance-related mechanisms, some of which are more stringent than those currently applicable to Central Hudson.  All of these performance mechanisms would continue until modified by the Commission in a subsequent proceeding.  The Joint Proposal also incorporates provisions mandating specific levels of expenditures for important safety, maintenance and infrastructure development activities.

a.                   Performance Mechanisms

i.                    Service Quality

Under the terms of the Joint Proposal, the Service Quality Performance Mechanism included in Central Hudson’s current rate plan would be continued with two changes.  First, the maximum negative revenue adjustment (NRA) imposed as a result of failure to meet defined targets would be doubled from $1.9 million annually to $3.8 million.  Second, the target for the PSC complaint rate would be lowered, from 1.7 per year per 100,000 customers to 1.1.  In addition, during a period of dividend restriction under the financial provisions of the Joint

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Proposal, the maximum NRA would increase to $5.7 million, and it would rise further, to $7.6 million, if performance targets were missed three times in any five-year period. 18

ii.                  Electric Reliability

The Joint Proposal would maintain the electric reliability standards included in Central Hudson’s current rate plan.  As with the service quality performance mechanism, potential NRAs would be doubled immediately, tripled in the event of a dividend restriction, and quadrupled if targets were missed in three of any five calendar years.  In addition, Attachment II to the Joint Proposal defines uniform reporting requirements that Staff says will aid its monitoring of Central Hudson’s performance and will contribute to consistency of reporting among utilities.

iii.                Gas Safety

As with electric reliability, the gas safety performance targets in Central Hudson’s current rate plan would be continued, with potential NRAs immediately doubled, tripled in the event of a dividend restriction and quadrupled if targets are missed in three of five calendar years.  In addition, the Joint Proposal would establish a new metric for compliance with certain pipeline safety regulations set forth in 17 NYCRR Parts 255 and 261, with potential NRAs of up to 100 basis

18  In response to a question from the Judges, the signatories clarified this was what was intended by the phrase “if targets are missed for three years within the next five year period,” in section IV.B.2 of the Joint Proposal.

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points.  The provision is essentially the same as ones the Commission adopted for Corning Natural Gas and National Grid. 19

iv.                Leak-Prone Pipe

The Joint Proposal would increase required annual expenditures for the replacement of leak-prone pipe, as determined through a risk-based analysis, from $6.0 million to $7.7 million, as recommended by Staff.  Staff says the increase can be expected to drive down active leaks, reduce leakage rates on the distribution system and lower overtime and operating and maintenance costs.  If Central Hudson fails to expend the required amount, one-half of the revenue requirement equivalent of the shortfall would be deferred for ratepayer benefit.

b.                  Expenditure Requirements

i.                    Right-of-Way Tree Trimming

The Joint Proposal would continue to budget expenditures for right-of-way tree trimming through June 30, 2014 at the level established in Central Hudson’s current rate plan for the year ending June 30, 2013.  At the end of the one- year extension, actual expenditures would be compared to the budget.  Any shortfall would be deferred for the benefit of ratepayers with carrying charges at the pre-tax rate of return.

ii.                  Stray Voltage Testing

The Joint Proposal would establish targeted expenditures for the year ending June 30, 2014, of $2.023 million for stray voltage testing and $350,000 for stray voltage mitigation.  If Central Hudson’s expenditures fell short of

19 Case 11-G-0280, Corning Natural Gas Corporation, Order Adopting Terms of Joint Proposal and Establishing a Multi-Year Rate Plan (issued April 20, 2012), p. 21; Cases 12-E-0201 and 12-G-0202, Niagara Mohawk Power Corporation d/b/a National Grid - Electric and Gas Rates, Order Approving Electric and Gas Rate Plans in Accord with Joint Proposal (issued March 15, 2013), pp. 13-14.

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either of the targets, the shortfall would be deferred for the benefit of ratepayers with carrying charges at the pre-tax rate of return.

iii.                Infrastructure Investment

The Joint Proposal would continue the net plant reconciliation mechanism included in Central Hudson’s current rate plan with new targets established for the year ending June 30, 2014.  Actual net plant in service as of that date would be compared to the targets and the revenue requirement impact of any difference would be calculated using the methodology described in Attachment IV to the Joint Proposal. 20  If the difference were negative, Central Hudson would be required to defer the revenue requirement impact for the benefit of ratepayers with carrying charges at the pre-tax rate of return.  If the difference were positive, no deferral would be permitted.

B.                    Incremental Benefits

While the provisions of the Joint Proposal discussed above are intended to be beneficial to ratepayers, their primary purpose is to reduce the potential for negative impacts from the merger.  Consequently, in an effort to ensure a net positive outcome for ratepayers if the merger transaction is approved, the Joint Proposal includes a number of provisions that are designed to generate incremental benefits that would not be realized in the absence of the merger.

1.                  Rate Freeze

Under the terms of the Joint Proposal, Central Hudson rates currently scheduled to remain in effect through June 30,

20 The signatory parties confirmed that references to “Attachment III” on page 34 of the Joint Proposal should read “Attachment IV.”

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2013, would continue through June 30, 2014.  Staff calculates that this “rate freeze” would provide a small, but positive benefit to ratepayers.

2.                  Earnings Sharing

Central Hudson’s current rate plan specifies that when the utility’s earned return on equity exceeds 10.5%, ratepayers receive 50% of the excess up to an earned return of 11.0%; 80% of the excess between 11.0% and 11.5%; and 90% of the excess over 11.5%.  Under the terms of the Joint Proposal, the 50% and 90% sharing thresholds would be lowered, and the 80% sharing level would be eliminated.  Ratepayers would be credited with 50% of earnings between 10.0% and 10.5%, and 90% in excess of 10.5%.  In addition, Central Hudson would be required to apply 50% of its share of earnings exceeding 10.5% to write down certain deferred expenses that would otherwise be recovered in rates, provided that doing so would not reduce the actual earned return below 10.5%.  Through this revised sharing mechanism, Staff says, ratepayers would gain if any unexpected savings materialize as a result of the merger, but Staff rates the likelihood as small given the earnings impact of the other positive benefits required by the Joint Proposal.

3.                  Synergy Savings

The signatories to the Joint Proposal agree that the merger transaction will generate synergy savings of at least $1.85 million, and Central Hudson would guarantee this amount for five years, for a total of $9.25 million.  The savings would begin to accrue in the month following closing of the merger transaction and would be available for rate mitigation at the start of the first rate year in the next rate case filed by Central Hudson.

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4.                  Deferral Write-Offs and Future Rate Mitigation

The Joint Proposal specifies that upon closing of the merger, Fortis will provide Central Hudson $35 million which will be recorded as a regulatory liability, to be used to write down storm restoration expenses for which deferral and recovery from ratepayers has been requested in three pending petitions to the Commission, including most notably one for Superstorm Sandy. To the extent the total expense recovery ultimately authorized by the Commission is less than $35 million, the balance would be reserved as a regulatory liability with carrying charges at the pre-tax rate of return, subject to future disposition by the Commission.

5.                  Community Benefit Fund

In addition to the $35 million for deferral write-offs and rate mitigation, Fortis would be required to provide Central Hudson $5 million for a Community Benefit Fund to be used for low income customer and economic development programs.

a.                   Low Income Program Enhancements

The Joint Proposal specifies that $500,000 from the Community Benefit Fund would be used to supplement funds currently provided in rates for programs targeted to low income customers.  Currently, Central Hudson provides a bill credit of $11.00 per month for all customers who are Home Energy Assistance Program (HEAP) recipients. Under the Joint Proposal, within 30 days after an order in this case, Central Hudson would implement a new schedule of discounts providing credits of $17.50 per month for HEAP-participant heating customers receiving only electric or only gas service, and $23.00 for those receiving both.  Non-heating customers would receive credits of $5.50 for one service, or $11.00 for both, provided that customers currently receiving an $11.00 credit for a single service would continue to receive that amount.  Central Hudson

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would also be required to waive reconnection fees for participants in its low income programs up to a total of $50,000.  If the total cost of the programs exceeded the amount allowed in rates plus the $500,000 from the Community Benefit Fund, the shortfall would be made up from funds previously deferred for the benefit of the low income programs, with any excess deferred as a regulatory asset.  Central Hudson would be required to continue to refer participants in its low income programs to the New York Energy Research and Development Authority’s EmPower New York program for energy efficiency services.  Finally, the Joint Proposal establishes a schedule for quarterly reporting on low income programs to the Commission, and specifies the data to be provided.

b.                  Economic Development

The Joint Proposal provides for $5 million dollars to be allocated by Central Hudson for the support of economic development programs.  The $5 million would consist of $4.5 million from the Community Benefit Fund and $500,000 from Central Hudson’s existing Competition Education Fund.  Within 15 days after an order in this case, Central Hudson would file a proposal with the Commission for modification of its existing economic development programs and would request expedited consideration.  The modifications would provide for Central Hudson to continue to administer its programs pursuant to existing Commission authorizations with input from the counties in its service territory.  They would also establish a criterion that applicants for project funding that do not have participation from Empire State Development, a county industrial development agency, a county community college, or a local municipal resolution would seek a letter of support from the county where the project would be located.  Central Hudson would also agree to seek county participation in economic development

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grant award notifications and announcements, and would meet twice a year with representatives of all the counties in its service territory.

6.                  State Infrastructure Enhancements

The Joint Proposal would commit Central Hudson to continue to support the New York State Transmission Assessment and Reliability Study, the Energy Highway, and economically justified gas expansion.  Fortis would agree to provide equity support to the extent required by Central Hudson for projects that receive regulatory approval and proceed to construction.

7.                  Gas Expansion Pilot Program

Central Hudson would commit to continue its existing gas marketing expansion campaign during the rate freeze period and would continue to provide information and assistance to customers who are seeking or considering gas service.  Where adequate financial commitments and reasonable franchise conditions can be secured, it would pursue expansion of gas facilities to areas not currently served and would seek expedited Commission approval for such expansion.  Within 90 days of an order in this case, Central Hudson would initiate a modified gas service request tracking system retaining sufficient data to demonstrate why service was or was not initiated.  In addition, by July 1, 2013, Central Hudson would propose a limited pilot expansion program designed to test a number of innovative measures to facilitate gas service expansion.

8.                  Retail Access

For the stated purpose of supporting the Commission’s retail market development initiatives, the Joint Proposal would require Central Hudson within 90 days following the closing of the merger transaction to include a total bill comparison on all

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retail access residential bills using consolidated billing.  The comparison would be generated using an existing Central Hudson program that has already been implemented.  In addition, within 60 days after the issuance of an order in this case, Central Hudson would be required to file a proposal to provide payment- troubled customers--those subject to service termination--with similar bill comparison information.  The cost of implementing these initiatives would be paid from Central Hudson’s existing Competition Education Fund.  If the balance in the fund were inadequate, Central Hudson would be permitted to defer the excess cost.  Central Hudson would report quarterly to Staff on the progress of its bill comparison efforts.

PARTY OPPOSITION TO THE JOINT PROPOSAL

Three parties, RESA, IBEW Local 320, and PULP, submitted statements in opposition to the Joint Proposal.  In addition, the Town Board of the Town of Athens, while not expressly opposing the Joint Proposal, has expressed concern that the proposal does not designate a portion of the Community Benefit Fund to be used for expansion of gas service within the town, as was requested in comments submitted by the Athens Joint Task Force before the Joint Proposal was filed.

A.                    RESA

RESA takes exception to the retail access section of the Joint Proposal, and, in particular, the requirement that Central Hudson include a “total bill comparison” on residential retail access consolidated bills within 90 days following the closing of the merger transaction.  It makes, essentially, two points.

First, RESA argues that the implementation of a bill comparison requirement is premature given that the merits of such an initiative are currently being debated in the Retail

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 Energy Markets case, a separate generic proceeding initiated by the Commission to consider this and various other retail access issues. 21 RESA points out that Central Hudson originally took the position that the Retail Energy Markets case would be a more appropriate forum for considering inclusion of bill comparisons in customer bills, a position with which RESA agreed. Furthermore, RESA says, the Joint Proposal itself states that the signatory parties “anticipate that modifications” to the billing initiative “may become appropriate based on developments” in the Retail Energy Markets case.  Therefore, RESA argues, it would be logical and reasonable to await the outcome of that case before deciding on implementation of a monthly price comparison by Central Hudson.

RESA’s second point is that the requirements of the Joint Proposal with respect to bill comparisons are vague and ill-defined.  It notes that the Joint Proposal calls for the comparisons to be performed “using the existing Central Hudson computer program that had been previously implemented.”  There is no further information about that program in the Joint Proposal or in the record, and no meaningful description or discussion of the details of how the bill comparison methodology is designed or how it will operate in practice.  Given that energy service companies (ESCOs) have significant concerns that such comparisons may be misleading, RESA says, additional review and analysis should be undertaken before this bill comparison requirement is implemented.

Staff responds that the Commission, in initiating the Retail Energy Markets proceeding, expressly specified that questions concerning the inclusion of bill comparisons on

21 Cases 12-M-0476, et al., Proceeding on Motion of the Commission to Assess Certain Aspects of the Residential and Small Non-residential Retail Energy Markets in New York State (Retail Energy Markets).

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customer bills, and the provision of bill comparison information to payment-troubled customers, were “being addressed for Central Hudson’s operations in the context of [this merger proceeding].” 22  It says RESA did not object to this approach in the Retail Energy Markets case and did not provide any position on the bill comparison issues in this case prior to its comments on the Joint Proposal.  The details of the bill comparison, staff says, are adequately described when the Joint Proposal is read in conjunction with the questions posed by the Commission in Case 12-M-0476.

With respect to concerns about misleading comparisons, Staff argues that it is the ESCOs’ responsibility to ensure that their customers understand what services they receive for the price they pay, and that a total bill comparison merely gives customers purchasing such services a clearer picture of any premium they are paying or cost savings they are realizing.  Staff concludes that RESA’s opposition should not cause rejection of the Joint Proposal because, if the Commission agrees that the retail access proposals in this case should be deferred pending the results of the Retail Energy Markets case, it should simply modify the Joint Proposal to so provide.

According to Petitioners, not only does the bill comparison deserve to be implemented here regardless of the pendency of the Retail Energy Markets case, but indeed the experience gained now by implementing it for Central Hudson might very well inform and assist the ongoing efforts in the generic case.  A month of real-world experience with bill comparison publication might be worth a year of hearings, they suggest.

22  Case 12-M-0476, et al., Retail Energy Markets, Order Instituting Proceeding and Seeking Comments Regarding the Operation of the Retail Energy Markets in New York State (issued October 19, 2012), Appendix, note 1.

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B.                    IBEW Local 320

The union’s concern, expressed in its comments and reiterated in its opposition to the Joint Proposal, is that, in its view, Central Hudson has a history of inappropriately relying on outside contractors while allowing its internal workforce to decline through attrition.  This, it argues, has eviscerated the company’s operational knowledge base, leading to shoddy and possibly unsafe work, increasing operating costs, and creating the potential for graft in relations with contractors. It points out that Fortis has expressed its intention to allow Central Hudson to operate as a stand-alone entity, does not have a policy regarding the outsourcing of work, and has no plans to encourage or discourage reductions in non-management employees. This, the union argues, suggests that Central Hudson’s current practices concerning the use of outside contractors are likely to persist.  It contends that unless the Joint Proposal is modified to include provisions that will curtail the “continued escalating use of third party contractors and diminishing internal company labor,” it should be rejected. 23

Petitioners respond that IBEW Local 320 has failed to supply any factual support for its claims and that they are unjustified.  Petitioners say all of the incidents the union cites as examples of improper workmanship resulting from the use of outside contractors have been unrelated to each other and have been fully analyzed in consultation with Staff.  The union’s contentions that a declining internal workforce will lead to poorer service or higher costs are vague and speculative, Petitioners say, and fail to take into account productivity improvements and technology enhancements which tend to require less labor but reduce costs and improve reliability.  Most fundamentally, Petitioners argue, Local 320’s demand for

23  IBEW Initial Comments, p. 6.

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the inclusion in the Joint Proposal of rules concerning the use of outside contractors and the size of the internal workforce amounts to an attempt to obtain job advantages for union employees that should be considered, if at all, in the context of collective bargaining.

Staff, similarly, argues that the union’s claims are speculative and lack factual support.  It notes that nothing in the record of this case or in the recent management audit of Central Hudson suggests that the use of outside contractors has had a detrimental effect on service or reliability.  In fact, Staff notes, the audit found that Central Hudson performs some work in-house that is customarily outsourced by other utilities, and recommended that the company implement a work management system covering both outside contractors and the internal workforce, which Central Hudson is doing.  Claims of increased costs, Staff says, have no basis in the record, and warnings about potential graft are derived from incidents at a much larger and different utility and are purely speculative with respect to Central Hudson.  The legitimate concerns of IBEW Local 320 have been reasonably addressed in the Joint Proposal, Staff contends, through provisions requiring adherence to the current collective bargaining agreement, maintenance of constant staffing levels for the next two years, regular reporting of union and non-union employee levels, and Commission approval for any shared services initiative.

C.                    PULP

PULP’s opposition to the Joint Proposal raises several issues.  Initially, PULP implies that the proposal does not represent a reasonably balanced compromise of disputed issues because it lacks the support of “any independent organization representing the interests of residential or low-income customers.”  PULP contends that UIU lacks the “indicia” of

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 independence required of consumer utility advocates.  According to PULP, UIU’s support for the Joint Proposal cannot be deemed to represent the best interests of residential consumers because UIU is part of a state agency with a direct line of accountability to the Governor.

Next, PULP argues that in applying a standard as “amorphous and debatable” as “in the public interest,” the Commission should consider the unequal power dynamics within society.  Low and fixed income customers, it contends, have much less influence in the decision-making process, and yet are much more likely to be adversely affected by a flawed outcome. Therefore, PULP says, the Commission should focus on minimizing the risk to these customer classes and should give greater weight to proposals that will help protect their interests.  A mere rate freeze as offered by the Joint Proposal is of little benefit, PULP says, when thousands of Central Hudson customers have had service terminated or are in arrears on their bills under the current rate structure.  The portion of the economic benefits of the merger transaction that are earmarked specifically for low income programs is insignificant, PULP argues.  This, it says, is unsurprising because the parties nominally representing the public are mostly local and state government entities having parochial interests that should “not be confused with the interest of residential ratepayers, and the public at large.” 24  Therefore, PULP concludes, the Commission should require that additional positive benefits be provided for low income customers if the merger transaction is to be approved.

The alleged benefits of the transaction, PULP contends, are illusory and paltry in comparison with the potential risks.  The rate freeze, it says, is of little or no

24  PULP Initial Comments, p. 15.

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value because Central Hudson could not now raise rates much earlier that July 1, 2014 in any case, given the statutory suspension period for rate filings.  Furthermore, in PULP’s view, the rate plan that would be extended under the Joint Proposal is flawed and may have promoted poor performance leading to inflated storm restoration costs.  The Joint Proposal, PULP alleges, mistakenly allows Petitioners to count a write-off of those possibly unjustified storm cost claims as a positive benefit of the transaction.  The promised synergy savings are insignificant in relation to the total revenues of Central Hudson, PULP says, and do not even guarantee a rate reduction because they may be offset by increases in other categories of revenue requirement.  The $35 million in deferral write-offs is illusory, according to PULP, because it is merely an accounting adjustment that may be traded away in future rate case negotiations over new demands for higher rates.  The $5 million Community Benefit Fund is really only $4.5 million, PULP contends, because $500,000 would be taken from the existing, ratepayer-funded Competition Education Fund, and the provisions for low income customer programs are inadequate.

This particular merger transaction creates unusual risk, PULP argues, because Fortis, as a Canadian company investing in a U.S. enterprise, would be entitled to the protections afforded to foreign investors of the signatory nations by the North American Free Trade Agreement (NAFTA). Under Chapter 11 of NAFTA, Canadian, U.S. and Mexican investors may demand binding arbitration of claims for damages based on foreign governmental action that is “tantamount to expropriation” of the investors’ interests. The availability of this forum, PULP argues, could threaten the Commission’s ability to regulate Central Hudson. A NAFTA tribunal, it suggests, might overturn a Commission rate determination or rejection of a

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capital project if it found the decision incidentally diminished the value of Fortis’s property, even if that claim would not be valid under New York or federal constitutional law.

Furthermore, PULP says, the Commission would have to rely on the federal government to defend its interests, and derivatively those of Central Hudson ratepayers, before the arbitration panel.  This “potential grave risk,” PULP argues, is not addressed at all in the Joint Proposal and warrants a finding that the merger transaction is not in the public interest.25

Staff, Petitioners, and MI all respond that PULP’s arguments are unsupported, speculative or misinformed and should be rejected entirely.  With respect to the extent to which the interests of residential customers, generally, and low income customers, specifically, were adequately represented in the negotiations leading to the Joint Proposal, all point out that PULP, albeit involuntarily, refrained from participating in the discussions and has no direct knowledge of them.  MI describes PULP’s derogation of UIU’s efforts as “uninformed and not at all reflective of what transpired during settlement negotiations.” 26 MI says UIU represented the interests of low income customers competently and aggressively, and adds that Staff, despite its broader concerns, also was very active on low income customer issues.

As to PULP’s assertion that the benefits of the Joint Proposal for low income customers are inadequate and should be enhanced, Staff points out that funding for low income programs would be increased by $1 million during the rate freeze year, permitting monthly bill credits for low income heating customers to be more than doubled, and ensuring that no credits are reduced; and that service reconnection fees for many low income

25 PULP Initial Comments, p. 14.

26 MI Reply Comments, p. 5.

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customers would be eliminated. 27 Staff, Petitioners, and MI also note that in addition to the benefits specifically targeted to them, low income customers would share in the other positive benefits provided by the Joint Proposal, including the synergy savings, deferral write-offs and Community Benefit Fund, to the same extent as other customers in the same service classifications.  MI further argues that PULP’s position is completely lacking in context.  It notes that low income customers are the only group of customers receiving immediate rate relief under the Joint Proposal.  Moreover, it says, PULP ignores the fact that expenditures for Central Hudson’s low income programs, which are subsidized by all customers, have more than tripled over the last seven years, not counting the cost of low income targeted energy efficiency programs.

PULP’s assertions that the positive benefits afforded by the Joint Proposal are intangible or illusory reflect a “disdain for arithmetic,” according to Petitioners, and in some cases are simply wrong.28 The guaranteed synergy savings, for example, will reduce real revenue requirement, Petitioners argue; they are not merely what PULP calls a “notional” credit.  PULP’s assertion that Fortis will be providing only $4.5 million for the Community Benefit Fund is wrong, Petitioners point out. Fortis will provide $5 million in total, $500,000 of which will be used for low income programs, and $4.5 million for economic development.  An additional $500,000 for economic development will come from the existing Competition Education Fund.

MI and Petitioners both point out that PULP is wrong in its contention that the Joint Proposal “allows Petitioners to

27 In addition to the $500,000 from the Community Benefit Fund, low income program funds available but unexpended in previous years would be used to provide the total funding required for the expanded program.

28 Petitioners’ Reply Statement, p. 9.

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count the write-down of its unaudited and possibly unjustified claims for blanket customer responsibility for all storm costs as merger benefits.” 29  Rather, they say, the Joint Proposal expressly states that the write-offs will be applied only to costs allowed following full review by the Commission.  Without the deferral write-off, those costs would be recovered in rates. MI concurs with PULP’s view that Central Hudson’s pending petitions for deferral of storm restoration costs should be closely scrutinized by the Commission, but says those petitions have no bearing on whether the Joint Proposal should be approved.

Finally, Staff, Petitioners and MI all argue that concerns about NAFTA are unpersuasive.  According to MI, PULP’s theory that the merger might impair the Commission’s authority to regulate Central Hudson in the future is “no more than speculation piled upon supposition.” 30 To its knowledge, MI says, NAFTA has never been interpreted in a manner detrimental to utility customers, and it notes that PULP’s arguments are devoid of any citations to court cases or regulatory decisions that would suggest such a detriment.  Staff agrees, noting that PULP has identified no NAFTA provision that preempts Commission jurisdiction.

D.                    Athens

By resolution dated February 19, 2013, the Town Board of the Town of Athens expressed concern that the Joint Proposal did not adopt the request of the Athens Joint Task Force to set aside a significant portion of the Community Benefit Fund to be used for gas service expansion in the town. The task force, in comments submitted in October and December 2012, pointed out

29 PULP Initial Comments, p. 10.

30 MI Reply Statement, p. 10.

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that a Central Hudson gas main traverses the town, and that gas distribution service is provided by the utility to towns both north and south of Athens.  In Athens itself, however, only one business, and none of the town’s 4,000 full-time residents, receives gas service.  Using some of the Community Benefit Fund to expand gas service within the town, the task force argued, would meet the needs of the town and village and would provide Fortis the benefit of an expanded customer base for Central Hudson.

ASSESSMENT OF OBJECTIONS TO THE JOINT PROPOSAL

A.                    Quality of the Economic Benefits

PULP and many commenters suggest that the economic benefits promised by the Joint Proposal may be illusory; that they may never result in savings to ratepayers.  With respect to the promised one-year rate freeze, we generally agree.  Although potentially a benefit at the time it was offered, the rate freeze, at this point, is largely symbolic, given the unlikelihood that Central Hudson would, or could, file a new rate case within the next two months, as would be necessary to increase rates before July 1, 2014.

On the other hand, modifications to the earnings sharing mechanism that would apply during the period of the freeze could provide value to ratepayers, as they would ensure that a larger share of any overearnings Central Hudson may realize during the freeze year would be credited to customers. This benefit may, in fact, be illusory, however.  Given the additional obligations imposed on Central Hudson by the provisions of the Joint Proposal that would have to be funded during the freeze year without additional revenue from rates, overearnings appear unlikely.

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The $9.25 million in synergy savings over five years are guaranteed to be credited to ratepayers even if they are not realized by Central Hudson.  The $35 million payment by Fortis will be used to establish a regulatory liability against which certain of Central Hudson’s regulatory assets may be written down.  These benefits are real.  The contention that some amounts might be credited against the $35 million for storm restoration expenses that were never actually deferred by Central Hudson is simply incorrect.  The Joint Proposal provides that the funds may be used only to offset costs that have been approved by the Commission for deferral and subsequent recovery from ratepayers.  If the identified storm restoration deferrals prove to be less than $35 million, the joint proposal provides that the balance of the fund will continue to be recorded as a regulatory liability for subsequent disposition by the Commission for the benefit of ratepayers.

The Community Benefit Fund is also real.  This is an incremental $5 million that will be contributed by Fortis and will be used to enhance Central Hudson’s low income customer programs and to support economic development projects within the service territory.  Absent the fund, these program enhancements would either not be made or would be funded through rates.

The Joint Proposal’s provision of an immediate credit to customers for cost savings realized by Central Hudson as a result of subsequent utility acquisitions by Fortis could also generate additional ratepayer benefit.  The present value of any such benefit is entirely speculative, however, and cannot be given much weight in assessing the overall value of the merger transaction to ratepayers.

Commenters also argue that even if the economic benefits are real, they represent transitory, one-time payments that will have no lasting impact on customer rates.  With regard

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to the Community Benefit Fund and the deferral offsets this is generally true, although the write down of regulatory assets does have the persistent benefit of avoiding carrying charges that would continue to accrue as long as the accounts existed. In addition, the synergy savings, to the extent they are actually realized by Central Hudson, would continue to reduce Central Hudson’s total revenue requirement beyond the term of the five-year guarantee, and would, therefore, be a continuing benefit to ratepayers.  For the most part, though, these benefits are one-time payments that will not be repeated.

In summary, then, we find that the $49.25 million in payments and guaranteed savings provided for in the Joint Proposal are real, will inure to the benefit of ratepayers in the short term, and may generate some additional small, continuing savings.  Whether this positive benefit is sufficient to justify a finding that the merger is in the public interest is a matter we will discuss further below.

B.                    Labor Issues

Local 320 opposition to the Joint Proposal is primarily focused on Central Hudson’s policies and practices concerning the use of outside contractors and the shrinking of the utility’s internal union workforce.  That concern was echoed in comments by the Hudson Valley Area Labor Federation and numerous commenters.

On the one hand, it could be argued that this labor issue has no real bearing on the decision whether the proposed merger is in the public interest.  Local 320 acknowledges that both Fortis and Central Hudson say they have no plans to change their labor policies if the transaction is approved.  Whether the Commission approves or disapproves the transaction, the policies would remain in place.

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On the other hand, plans can change.  When the stock premium, transaction costs and positive benefit adjustments are totaled, this merger will be an expensive undertaking. Under the terms of the Joint Proposal, none of those costs can be recovered directly from ratepayers.  There will, therefore, be considerable pressure on management to recover them in areas over which they retain control.  Recent experience with substantial reductions in force following other utility mergers in this State clearly demonstrates that labor is one of, and perhaps the most important, of those areas.

Under the terms of the Joint Proposal, the labor status quo would be maintained for two years.  Many commenters in this case expressed concern that beyond that period, cost-cutting efforts could result in the loss of many well-paying jobs, with a negative ripple effect on the local economy.  This is a plausible concern.

It is very difficult, and generally undesirable, for the Commission to inject itself into internal utility management decision-making.  There is no bright line distinguishing normal labor productivity enhancement efforts from those driven by need to compensate for extrinsic costs.  Unwise cuts will generally only become apparent when they have an adverse effect on service.  The Joint Proposal attempts to address this by enhancing performance, service quality, and safety mechanisms, but these mechanisms only set limits on the acceptable degradation of specific measures of Central Hudson’s operations. They do not encompass the full range of functions that define the quality of a utility’s service.  Overall, therefore, we consider workforce uncertainty to be a residual risk of the transaction.

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C.                    NAFTA Threat

PULP’s suggestion that the anti-expropriation provisions of NAFTA could be used by Fortis to undermine the Commission’s authority to regulate Central Hudson or its jurisdiction over a proposed future sale of the utility is unsupported.  None of the few legal authorities cited by PULP suggests that a public utility regulatory agency acting within the scope of its statutory authority might be at risk for a claim of nationalization or expropriation under NAFTA, and we, like MI, have been unable to find any that do raise such a specter.  In fact, PULP’s cited authorities tend to point in the opposite direction.

PULP’s citations include two cases, Metalclad Corporation v. The United Mexican States and Methanex Corporation v. United States of America, and a law review note discussing the initiation of a case by a Canadian mining company known as Glamis Gold.31  In the Metalclad case, a U.S. company purchased the rights to construct and operate a hazardous waste disposal site in the state of San Luis Potosi, Mexico, after receiving assurances from the federal government that the permits it would obtain through the purchase were all that were required.  Metalclad proceeded to fully construct the disposal facility, but was blocked from initiating operations by the local municipality, which claimed authority to require a local construction permit and refused to grant one.  The arbitration

31 Information concerning the Metalclad and Methanex cases, including the documents cited in this order, are available on the website of the U.S. Department of State, http://www.state.gov/s/l/c3439.htm.  The law review note is: Judith Wallace, Note, Corporate Nationality, Investment Protection Agreements, and Challenges to Domestic Natural Resources Law: The Implications of Glamis Gold’s NAFTA Chapter 11 Claim, 17 Geo. Int’l Envtl. L. Rev. 365, 372 (2005).

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panel in the NAFTA proceeding found that the federal government had exclusive authority over construction permits for hazardous waste sites in Mexico and that its failure to override the illegal action of the municipality effectively reneged on the assurances it had given, depriving Metalclad of the use of the plant it had constructed.

The Methanex case involved a claim by a Canadian company for lost profits resulting from the State of California’s ban on the gasoline additive MTBE, for which methanol, produced by Methanex, was used as a feedstock.  The arbitration panel’s final award dismissed all claims and ordered Methanex to pay $4 million in legal fees and arbitral expenses to the U.S. government.  The facts of the case were complicated, but the essential conclusions of the arbiters were that California’s ban did not differentiate between foreign and domestic producers, and that a non-discriminatory regulation for a public purpose, which is enacted in accordance with due process and which affects a foreign investor or investment, is not deemed expropriatory and compensable unless specific commitments were given by the regulating government that it would refrain from such regulation.32

Similarly, the Glamis Gold case involved a claim by a Canadian mining company for the alleged lost value of its proposed Imperial Project gold-mining operation due to the adoption by California of a regulation requiring the backfilling and re-grading of open pit metallic mines.  The regulations were adopted while the U.S. Department of the Interior was considering a permit for the operation, and Glamis contended that this action, combined with alleged undue delay by DOI in reviewing the company’s application, denied Glamis fair

32  Methanex, Final Award of the Tribunal on Jurisdiction and Merits (August 3, 2005), Part IV, Chapter D, page 4.

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treatment and amounted to uncompensated expropriatory action. The arbitration panel dismissed the claim in its entirety.  On the claim of expropriation, it did not have to address any legal issues because it found that the cost of the reclamation measures required was not as great as projected by the claimant and did not have a sufficient economic impact to effect an expropriation.  On the question of whether Glamis had been denied fair and equitable treatment, the panel concluded:

Claimant has not established that the acts complained of fall short of the customary international law minimum standard of treatment. The complained-of acts were not egregious and shocking, a gross denial of justice, manifest arbitrariness, blatant unfairness, a complete lack of due process, evident discrimination, or a manifest lack of reasons.  There was no specific inducement of Claimant’s expectations.  There was no causal focus on the nationality of the investor.  There was no corruption exhibited at any level of government.  The Imperial Project, although certainly highlighted as a triggering event for some of the measures, was not the subject of discriminatory targeting.  There is simply not the egregiousness necessary to breach the fair and equitable treatment standard of [NAFTA] Article 1105 as it currently stands ... [A] breach of Article 1105 still requires acts that exhibit a high level of shock, arbitrariness, unfairness or discrimination.33

In other words, even though passage of the California reclamation statute may have been triggered by Glamis Gold’s project, it was adopted properly, did not discriminate on the basis of nationality, and did not renege on prior government commitments.  Therefore, there was no violation of NAFTA.

A number of commenters have cited the case of Abitibi-Bowater Inc. v. Government of Canada, apparently to

33  Glamis Gold Ltd. v. United States of America, Award (June 8, 2009), p. 353.

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suggest that Fortis has demonstrated its willingness to use NAFTA as a remedy for adverse government action.  The suggestion arises from the fact that Abitibi-Bowater, formerly a major international pulp and paper products manufacturer, partnered with Fortis to expand and operate hydroelectric plants providing power to Abitibi-Bowater’s mills.  After a dispute concerning the closure of a mill, Newfoundland and Labrador enacted broad legislation in December 2008 expropriating all of Abitibi- Bowater’s property and water rights within the province, sweeping up Fortis’s hydroelectric plant interest in the process.  Abitibi-Bowater, which was incorporated in Delaware, brought a claim under NAFTA, and the claim was settled by the Government of Canada in December 2010.  Fortis, however, was not a party to the NAFTA proceeding, and did not benefit directly from the settlement.  According to Petitioners’ Additional Comments, Fortis has now been compensated by the Province of Newfoundland-Labrador.

It is evident from the cases discussed above that a state regulatory agency acting lawfully within its statutory authority is not liable to a claim of damages under NAFTA unless an entity covered by the treaty can demonstrate that it made its investment in the state pursuant to express commitments made by the agency which were subsequently broken.  None of the Petitioners in this proceeding has been assured of any particular treatment by the Commission.  Accordingly, we find that Fortis’s status as an investor from a NAFTA member state does not add any significant risk to the transaction. Nevertheless, if the Commission decides to approve the merger and it wishes to ensure that there is no doubt on this point, it should require as a condition of the approval that Petitioners certify that no express promises have been made, extrinsic to

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this proceeding, that any particular regulatory treatment will be accorded Central Hudson or its parent company in the future.

D.                    Provisions for Low Income Customers

As described above, PULP says the Joint Proposal lacks sufficient benefits for low income customers inasmuch as the low income component of the Community Benefit Fund would be limited to $500,000, and rate accommodations for low income customers would be limited to adjustments in rate design rather than allowed revenues, in the form of a prospective reduction for non-heating customers and what PULP calls a “small increase” in the low income benefit for heating customers.  PULP observes that all such changes would be revenue neutral for Central Hudson, and PULP unfavorably compares their estimated $1.6 million revenue allocation impact with Central Hudson’s $700 million revenue allowance.

In response, Staff and Petitioners invoke their rebuttal testimony that the Joint Proposal’s allegedly inadequate low income provisions are only the features designed for the benefit of low income customers exclusively.  As such, those provisions supplement the economic benefits that the Joint Proposal assertedly would confer on all customers.  Staff also argues that the low income provisions would offer relief more substantial than PULP suggests and would better align low income credits with customer bills.

Aside from the above points, much of the argument over the proposed low income provisions is devoted to PULP’s interpretation of the net benefits analysis established in the Iberdrola decision.  As discussed below, that analysis requires consideration of benefits and countervailing risks or detriments properly attributable to the proposed transaction.  From that basic premise, PULP proceeds to advocate what it describes as a corollary that the Commission’s determination of net benefits

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should err, if at all, in favor of low income customers because they are the ones least able to bear the risk that the transaction will fail to produce net benefits as anticipated.  The proponents object that the Iberdrola decision states no such proviso.

The argument over customers’ disparate risks seems to introduce undue complexity.  When the Commission assesses the likelihood that the merger will produce net benefits despite its offsetting risks, the risk that the benefits will not occur is a given which need not be specifically measured and allocated among customers.  The Commission’s judgment about the transaction inevitably will be informed by its understanding of what the benefits might mean for diverse customer groups.  In our view, the real gist of PULP’s criticism is not that the Joint Proposal misallocates risks but that it does not provide sufficient benefits.

The Commission’s decision in this case must not only satisfy the positive net benefits test but also conform with the other criteria normally relevant when reviewing a negotiated joint proposal pursuant to the Commission’s Settlement Guidelines.  For purposes of the low income benefits issue, these criteria include, for example, whether adoption of the proposed terms would reasonably balance shareholder and customer interests and promote state policies. 34 From that standpoint, for the reasons cited by Staff and Petitioners, we do not find the proposed amount of low income benefits inherently unreasonable.

We also disagree with PULP’s proposal to establish a service quality measure that would limit the allowable number of

34 Cases 90-M-0255 et al., Opinion, Order and Resolution Adopting Settlement Procedures and Guidelines, Opinion No. 92-2 (issued March 24, 1992), Appendix B, p. 8.

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service terminations.  Unpaid bills are a cost of the utility business as they are for all businesses, and that cost is borne by the customers who do pay their bills.  Restricting terminations does not promote equity; it simply increases the burden of uncollectible bills for all customers.

Finally, we do not regard the proposed transaction as a barrier to the Commission’s future adoption of additional benefits for low income customers; nor are the proposed benefits properly attributable to the transaction, as they could also be obtained in its absence.  Thus, in summary, we find that the low income provisions neither justify the Commission’s rejection of the Joint Proposal, nor deserve to be counted as benefits of the merger.

In a related matter, we reject PULP’s suggestion that UIU should not be considered a legitimate representative of the interests of residential and low income customers.35  UIU retains the consumer protection mandate of its predecessor agency, the Consumer Protection Board.  By all accounts, it was an active and hard-working participant in this case and it achieved to a substantial degree what it originally set out to accomplish on behalf of low income customers.  PULP, nevertheless, suggests that the significance of UIU’s signature on the Joint Proposal should be discounted on the grounds that the organization is a state agency reporting to the Governor and lacks the indicia of independence that are required for membership in the National Association of State Utility Consumer Advocates (NASUCA).  PULP neglects to point out, however, that UIU is, in fact, a member

35 Petitioners and staff propose that we disregard or discount PULP’s arguments because PULP admits that it participated only intermittently in this proceeding, assertedly due to lack of funds.  Such a rule would give fewer rights to a party with a hiatus in its participation than our Rules of Procedure accord to a late-admitted party.

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of NASUCA.36  We find the endorsement of UIU, along with those of MI and the Counties, to be a valid indicator of the fact that the Joint Proposal represents a compromise of interests that often are, and were initially in this case, adverse.

E.                     Foreign Ownership

As noted above, many commenters conveyed a general sense of unease about the transfer to foreign ownership of facilities essential to the provision of electric and gas services to the mid-Hudson region.  Many expressed concern that the merger might remove those facilities from domestic control; that Fortis might ignore its obligation to make the investments necessary to maintain safe and reliable service; or that this Canadian company might someday sell Central Hudson to a buyer from a country less friendly to the United States.

Insofar as they are based solely on Fortis’s being a business headquartered in a foreign country, we do not consider these concerns to be justified.  Central Hudson will remain subject to the laws of New York and of the United States, and will continue to be regulated by the Commission and by the Federal Energy Regulatory Commission with respect to its electric transmission facilities.  The Commission has the authority and the responsibility not only to set rates, but also to require necessary capital investments and to reject any proposed transfer of ownership that it finds not to be in the public interest.  Ownership of Central Hudson by Fortis will not diminish the Commission’s regulatory role.

There are, however, legitimate issues presented by the prospect of a distribution utility subject to the Commission’s jurisdiction being wholly owned by a parent company located

36  See http://www.nasuca.org/archive/about/membdir.php for a current directory of NASUCA members.

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outside New York, whether in a foreign country or simply another state.  These issues have surfaced through experience with previous mergers, and generally they involve ensuring that the Commission will continue to have full and timely access to the information it requires to carry out its regulatory functions. The Joint Proposal recognizes and addresses this problem in quite a few of its provisions.  It would, for example, require that Staff be given ready access to any books and records of Fortis and its subsidiaries that Staff may deem necessary to determine whether the rates and charges of Central Hudson are just and reasonable; that Central Hudson annually file the financial statements, including balance sheets, income statements, and cash flow statements of Fortis and its major regulated and unregulated energy company subsidiaries in the United States; and that Central Hudson provide, to the extent available, quarterly and annual balance sheet, income statement and statement of cash flows of Fortis in U.S. dollars with the underlying currency translation assumptions.

The problem with these provisions is that they complicate the regulatory process.  To ensure their effectiveness, they require monitoring and oversight, imposing an extra burden on an already overburdened Commission Staff.  Furthermore, the provisions have no intrinsic value.  It is only the merger that makes them necessary.  There would be no need to adopt or implement them otherwise.  Consequently, we see the potential for complications in communications and data availability required for effective regulatory oversight to be an additional residual risk of the merger transaction.

F.                     Loss of Local Focus and Involvement

Many commenters described Central Hudson as a part of the fabric of its Mid-Hudson service territory, an effective, trusted company engaged with and concerned about the community

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in which it operates.  They expressed concern that the merger would destroy that relationship; that Fortis with its multinational interests would have little concern about the Hudson Valley; and that the focus of Central Hudson’s attention would be turned toward the interests of its owners in Newfoundland.

The Joint Proposal reflects recognition of these concerns in many of its provisions.  It provides, for example, that a majority of the Board of Directors of Central Hudson must be independent of Fortis and its affiliates other than Central Hudson, and one member must be a resident of the service territory.  The headquarters of Central Hudson, including all officers and support staff and operational managers, must remain within the service territory, and at least one-half of the officers must live within the service territory.  Central Hudson will be governed, managed, and operated as a stand-alone entity with staffing decisions made by local management.  Current employees of Central Hudson will be retained for at least two years.  Through at least 2017, Central Hudson would continue its community involvement efforts at no less than the level of its expenditures in 2011.

These provisions are important, but they ultimately do not address the heart of citizens’ concerns.  Today, Central Hudson is accountable to a parent company that is headquartered in the same city and shares the same interest in the local region.  After the merger, it will be accountable to a distant entity with far flung interests.  While Fortis may accord Central Hudson considerable operating autonomy as required by the Joint Proposal, strategic decisions concerning the direction of the utility and its involvement with the community will come from, or be strongly influenced by, Fortis.  The relationship between Central Hudson and its customers will inevitably be

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altered.  The breadth and depth of this concern among the residents of Central Hudson’s service territory and their elected officials at the town, village, city, and state levels is remarkable.  Former Member of Congress Maurice Hinchey states in his comments, “Surely, in a democratic society such as ours, the decision as to what constitutes ‘public benefit’ is not unrelated to the will of an informed public and its elected representatives.”  We think it is, and we find lack of public confidence in the putative future benefits of the Joint Proposal to be a significant detriment of the transaction.

G.                    Financial Concerns

The Joint Proposal incorporates numerous provisions intended to address the risk perceived by Staff that the finances of Fortis could have an adverse impact on Central Hudson’s, to the detriment of ratepayers.  These provisions would require that goodwill and the costs of the transaction not be recovered from ratepayers; impose restrictions on the payment of dividends by Central Hudson if the utility’s equity ratio falls below prescribed levels; hold ratepayers harmless for increased credit costs resulting from the impact on Central Hudson of a Fortis credit downgrade; require both Central Hudson and Fortis to be registered with at least two major nationally and internationally recognized rating agencies, to maintain separate debt instruments, and to be separately rated by at least two rating agencies; bar debt instruments having cross- default provisions affecting  Central Hudson; bar Central Hudson from participating as a lender to Fortis or FortisUS in money pooling arrangements; and create a special class of preferred stock that can be voted to prevent Central Hudson from entering into bankruptcy voluntarily.

These provisions are reasonably designed to mitigate the concerns to which they are addressed.  Again, however, they

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have no inherent value in the absence of the merger.  They exist only to reduce risk.  Only if they are entirely successful will the financial risk to Central Hudson be completely eliminated.

H.                    Environmental Concerns

Many commenters praised the efforts of Central Hudson to promote alternative and green energy, particularly solar, within its service territory.  They express concern that Fortis may reverse these policies.  Some argue that Fortis has shown a preference for natural gas and may be less inclined than Central Hudson to obtain electricity supplies from green sources.

These concerns are fundamentally misplaced.  Central Hudson is a distribution utility.  With minor exceptions, it does not own generating capacity, and it will not be building additional capacity in the future.  Like all New York utilities, Central Hudson will continue to obtain its power from the New York Independent System Operator.  Fortis will not have the ability to dictate the source of power sold to Central Hudson customers.

Central Hudson is also not a gas exploration company. It does, however, have an interest in expanding its customer base for gas service, and it will undoubtedly continue to have that objective under Fortis ownership.  As noted below, that goal is fully consistent with state policy.

Finally, all utilities in New York are bound to comply with the Commission’s policies concerning the promotion and accommodation of green energy alternatives.  Even if Fortis were hostile to such technologies, and there is no credible evidence in this record that it is, Central Hudson’s compliance with Commission policy would continue to be enforced.  Accordingly, we do not see any significant environmental risk arising from the proposed transaction.

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I.                      Expansion of Gas Service

The economic expansion of gas service within the State is a high priority for both the Governor and the Commission, as evidenced by the pending proceeding in which the Commission is examining existing barriers to such expansion and seeking ways to reduce or eliminate them.37 The Joint Proposal in this case reflects that priority.  It requires Central Hudson to support economically justified gas expansion and states that Fortis agrees to provide equity support to Central Hudson for those projects that receive regulatory approval.  It also commits Central Hudson to pursue economic expansion of its gas system within each of its operating districts and to seek expedited approval of new franchises.  To allow the Commission to monitor those commitments, the Joint Proposal also requires that Central Hudson maintain detailed records of all gas expansion requests and how they were evaluated and resolved.

While the desire of Athens to obtain expanded gas service for its citizens is commendable, we cannot recommend that the Commission adopt the proposal to set aside, in advance, a portion of the Community Benefit Fund to support such expansion.  Low income programs will receive $500,000 from that fund.  The remaining $4.5 million has been designated for economic development efforts throughout the Central Hudson service territory.  If the Joint Proposal is adopted, there is likely to be considerable competition for those funds, and we cannot say on this record that the Athens request should be given priority over all others that may be forthcoming.

37 Case 12-G-0297, Proceeding on Motion of the Commission To Examine Policies Regarding the Expansion of Natural Gas Service.

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J.                      Retail Access Provisions

RESA contends that the retail access provisions of the Joint Proposal are ill-defined and premature.  We agree.  The Joint Proposal calls for a “total bill comparison,” which is undefined, to be included on the bills of retail access residential customers “using the existing Central Hudson computer program,” which likewise is undefined.  That total bill comparison, the Joint Proposal says, “is to provide information to retail access customers that should be made available by the utility as part of the Commission’s retail energy markets initiatives.”  What “should be made available” is unspecified, and perhaps cannot be fully defined prior to the completion of the generic Retail Energy Markets proceeding.

Significantly, the signatories recognize explicitly that whatever they agree to in the Joint Proposal may have to be modified based on the outcome of the Retail Energy Markets case. That case is now in its final stages.  We do not believe it makes sense now to order the start of a process that may well have to be redesigned before its introduction.  The footnote cited by Staff from the Appendix to the Commission’s order initiating the Retail Energy Markets proceeding recognized that certain questions concerning the use of bill comparisons were being considered in this case.  As the signatories themselves recognize, that footnote cannot reasonably be construed as requiring a final, full resolution of the issue here without reference to the results of the Retail Energy Markets case.

Notably, RESA objects only to the manner and timing of the implementation of bill comparisons, not to the signatories’ expression of support for their use.  Central Hudson has software that should give it a head start over some other utilities in making bill comparisons available to its customers. Therefore, if the Commission adopts the Joint Proposal’s terms,

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we recommend that it not delete the Retail Access section (IV.F).  Rather, the Commission should modify that section to provide that Central Hudson must, within 30 days following a relevant final order in the Retail Energy Markets proceeding, file a plan for implementation of both the publication of bill comparisons on the consolidated bills of residential retail access customers and the provision of bill comparison information to payment-troubled customers.  The Commission should require that the plan provide for implementation within 30 days after its filing.  The cost recovery provisions described in the Retail Access section of the Joint Proposal should be adopted as currently written.

DISCUSSION

A.                    Standard of Review

Having set forth above our assessments of the Joint Proposal’s alleged benefits, risks, and detriments, we arrive at the ultimate issue whether Petitioners have shown that approval of Central Hudson’s acquisition by Fortis subject to the Joint Proposal’s terms would serve “the public interest” as prescribed by PSL §70(5).  We find that the transaction as proposed would not meet that test.

We reach this conclusion by applying the standard of review developed in earlier merger proceedings and stated most rigorously in the Iberdrola case.  The Commission’s order in that case requires initially a three-part assessment addressing the benefits and then any countervailing considerations, as follows: “petitioners must show that the transaction would provide customers positive net benefits after considering the expected benefits offset by any risks or detriments that would remain after applying reasonable mitigation measures.”38  To

38  Iberdrola order, p. 111.

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demonstrate an “expected” benefit for purposes of this exercise, Petitioners must show that the benefit is a consequence of the transaction and would not otherwise occur.39

Once the net benefits have been gauged by comparing the transaction’s intrinsic benefits and offsets, it becomes possible to judge whether the achievement of net positive benefits requires that the intrinsic benefits be supplemented with monetized “positive benefit adjustments” (PBAs).40  “Then the final step in quantification is to establish a specific PBA amount, necessarily as an exercise of informed judgment because there is no mathematical formula on which to base such a decision.” 41

To a large extent, the criteria described above have shaped the parties’ arguments in this case and indeed the Joint Proposal itself.  None of the parties overtly challenges the Iberdrola order’s analysis.  But, as discussed below, they disagree about the weight to be accorded the various alleged benefits and detriments, which inevitably entails a degree of uncertainty and subjective evaluation.  Our own evaluations of the risks and benefits (set forth below) lead us to recommend that the Commission decline to adopt the Joint Proposal’s terms.

As another preliminary comment on the standard of review, a caveat is in order regarding Petitioners’ argument that the monetized PBAs in this Joint Proposal are proportional to the PBAs the Commission has required in other cases, when stated as a percentage of the respective companies’ revenues.

39 See, e.g., Iberdrola order, pp. 105-06 (whether above-book proceeds from a post-merger sale of assets could be deemed a result of the merger).

40 At one point in the Iberdrola order (p. 111) and in some of the present pleadings, PBA is misstated as a “public” benefit adjustment.”

41 Iberdrola order, p. 136.

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Any such comparison among cases should be viewed with great caution because, again, the PBAs required in each case reflect a judgment regarding the shortfall in net benefits after considering a particular transaction’s benefits versus its risks or detriments.  Such factors often defy quantitative assessment and, more likely than not, are unique to the transaction under consideration.

Thus an attempt to extrapolate from the dollar amount of PBAs required in the Iberdrola decision to the amount proposed in this case, based on a variable such as proportionate corporate revenues, for example, poses a number of pitfalls. Among the complications the Commission cited in reaching the Iberdrola PBA determination were that much of the risk and benefit was not quantifiable; the PBA amount was influenced by whether synergy savings were expected sooner rather than later; the decision there was assisted by a rate case quality presentation of revenue requirements, not offered here; the result in Iberdrola was derived from highly disputed decisions that some earlier mergers were relevant in comparing PBAs while others were less so; and, in its final analysis regarding PBAs, all the Commission could firmly conclude was that the PBA amount it prescribed represented the “middle of the range of reasonableness.” 42  Moreover, as we have described, the present case involves an extraordinary degree of public opposition which constitutes an inherent risk or detriment of the transaction, while no comparable element figured into the Commission’s analysis of the Iberdrola transaction.  There is no simple mathematical formula whereby a PBA amount derived from these numerous considerations could confidently be used to determine the outcome in a different proceeding such as this.

42 Ibid., p. 137.

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Another obstacle to direct comparisons among PBA levels from one case to the next is that the Commission’s decision making is properly informed by past experience which was not available when the Commission performed its risk assessments in earlier merger cases.  For example, in the Iberdrola transaction, anticipated benefits in the form of enhanced financial strength and wind generation investment may not have materialized to the extent that the Commission expected.  Similarly, in the National Grid acquisition, the challenges to regulatory oversight may have proved more difficult than anticipated.  CLP and the Consortium put great emphasis on those negative outcomes and argue that Fortis’s superior financial resources, as compared with Central Hudson’s, would create new opportunities for management to escape effective regulatory review.

Even if one presupposed that previous mergers have failed to live up to expectations, this of course would not preordain that Central Hudson’s acquisition by Fortis would also lead to disappointment.  However, the intended relevance of Petitioners’ and Staff’s comparison between the proposed PBAs and those in other mergers is presumably that, under the Settlement Guidelines, one criterion in evaluating the Joint Proposal is whether it conforms with Commission policy. Unfavorable experiences with the Iberdrola and National Grid transactions make it difficult to assess whether the Commission now believes that the balance of interests struck in those cases, particularly the PBA levels, still represents sound policy when gauging the adequacy of the benefits offered in the Fortis transaction.

B.                    Benefits Intrinsic to the Merger

As noted, Petitioners must demonstrate that the benefits unattainable absent the transaction, supplemented if

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necessary by PBAs or other enhancements, and offset by the transaction’s risks or detriments mitigated to the extent possible, would yield a net positive benefit for customers.  Of course the mere recital of that test makes clear that it defies mathematical certitude, but calls for an exercise of informed judgment regarding a combination of quantitative and qualitative factors.  With that disclaimer, we recommend that the Commission weigh the benefits and mitigated detriments as follows.

In appraising the transaction, the first major difficulty is to identify its intrinsic benefits, before even starting to inquire whether they should be augmented with monetized or incidental benefits and whether the attendant risks are adequately mitigated.  For all Petitioners’ and opponents’ arguments about the adequacy of the benefits and safeguards negotiated in the Joint Proposal, the record provides little basis for finding that the underlying transaction itself would benefit customers or otherwise serve the public interest.

One of the only such rationales is that operational synergies would save customers $9.25 million over five years. Because the Joint Proposal guarantees these savings for ratemaking purposes, the Commission should recognize them as a tangible benefit of the transaction.  However, before relying on them as a material consideration, we believe the Commission also should attach some weight to the opponents’ claims that they would rather forgo the savings if that is the price they must pay to stop the transaction and retain Central Hudson in its present form.  While these objections are more statements of opinion than fact, such opinions themselves are direct evidence that customers may not value the synergy savings as much as the status quo.

A second benefit claimed on behalf of the transaction is that it might enhance Central Hudson’s operations insofar as

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that company’s management would gain access to Fortis’s expertise and best practices.  Doubtless it would be frivolous for Central Hudson, or any company, to claim that that its management is so excellent as to leave no room for improvement. Nevertheless, given the “federal” model proposed here, such a benefit is not likely to be significant; and in fact Staff has testified that it has no adequate information as to the value of Fortis’s expertise for Central Hudson.  Consequently, we recommend that the Commission not count access to Fortis’s expertise as a material benefit of the transaction.

A third possible benefit of the transaction is that Fortis’s size and financial standing would provide Central Hudson ready access to capital.  This claim is intuitively appealing because one naturally expects capital cost savings to result from acquisition by a larger parent, all else equal.  In this instance, however, the Commission should approach it with special caution.  Petitioners have not gone so far as to claim that Central Hudson as a Fortis affiliate could obtain capital on more favorable terms than now, and Staff has testified that it has no information sufficient to support such a theory.  Thus, in our view, the record does not support a conclusion that Central Hudson’s partaking in Fortis’s financial strength should be counted as a benefit of the transaction.

After taking into account the claims of benefits from synergies, shared expertise, and financing at the parent level, there seem to be no other fundamental justifications asserted as contributing to the public interest.  In search of other possible rationales, on our own initiative, we have reflected on the possible importance of messages to the investment and business communities.  Those dissatisfied with Commission disapproval of a transfer of Central Hudson’s ownership might characterize it as a sign that New York is insensitive to values

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such as the power of managerial transformation or the marketability of utility company securities.  However, we conclude that such criticisms would be unfounded because Fortis disavows any plans for managerial change and because those who invest in New York utilities do so with at least constructive knowledge that the transfer of utility company assets is subject to the Commission’s determination of the public interest pursuant to statute.

C.                    Benefits from the Joint Proposal’s Terms

Finding no public interest rationale inherent in the basic merger transaction beyond the $9.25 million guaranteed synergy savings over five years, as discussed in the preceding section, we believe any other customer benefits the Commission might identify are those negotiated as part of the Joint Proposal.  As detailed above, we would quantify as $40 million the combined benefit of the rate freeze (no tangible benefit), excess earnings recalibration (no tangible benefit), regulatory liability for storm recovery or other purposes ($35 million), and Community Benefit Fund ($5 million), additional to the $9.25 million of synergies, for a total customer benefit of $49.25 million.

We believe the Joint Proposal’s remaining features could be negotiated in other cases absent the merger or, failing that, could be ordered in the routine exercise of the Commission’s authority.  These comprise the Joint Proposal’s provisions for structuring low income and economic development programs (other than the use of the Community Benefit Fund), maintaining and financing Central Hudson’s commitments to infrastructure improvements pursuant to state policy initiatives, continuing Central Hudson’s gas marketing initiatives, and continued support of the Commission’s evolving retail energy access policies.  While parties disagree about the

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design of these efforts, particularly the measures for low income customers and retail access, no party denies that they would serve the public interest.  But, because the merger is not a necessary precondition of achieving or pursuing these programs, their presence in the Joint Proposal does not provide additional support for an inference that approval of the merger itself would serve the public interest.

D.                    Risks and Mitigation

After identifying the proposed transaction’s benefits, the next step in the Iberdrola model is to consider the risks and detriments remaining after they are mitigated to the extent possible.  Viewed in that context, risk mitigation measures are more appropriately seen not as benefits but as whole or partial solutions to problems that arise only because of the transaction.  In fact, as CLP and the Consortium observe, they are tell-tale evidence of possible conflicts between the transaction and the public interest.  If such safeguards sufficiently minimize the transaction’s risks, the most favorable assessment one can adopt is that risks and mitigation amount to a net zero impact.

For the most part, there seems to be a consensus that adoption of the Joint Proposal’s terms would mitigate the transaction’s risks to the fullest extent possible.  This assessment is supported by a review of the proposed safeguards, exhaustive and generally uncriticized, regarding corporate governance and financing, regulatory oversight, performance standards, and related concerns.  However, a critical issue remains whether, despite these safeguards, there are residual risks and detriments that cannot be mitigated and are serious enough to outweigh the transaction’s benefits.  What the Iberdrola  analysis teaches, as do experiences with other mergers in recent years, is that a transaction cannot be structured to

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completely immunize customers against risks; indeed, that is precisely why the Commission requires evidence of benefits in addition to risk mitigation measures.

Two alleged inadequacies in mitigation measures relative to risks are those asserted by PULP, namely the purportedly unadulterated risks that Commission regulation would be deemed unlawful under NAFTA; and that low income or financially stressed customers are the least able to tolerate rate burdens and present their interests in a case such as this. But the supposed legal conflict between NAFTA and state regulation is overstated, for reasons we already have cited; and we interpret any insufficiency in the proposed treatment of low income customers not as a “risk” in the relevant sense but as an alleged failure to provide customer benefits on a scale that PULP would prefer.

In our view, the primary risk that is not sufficiently mitigated here is the risk, unique to this case, that the loss of local ownership would end an arrangement in which customers have dealt with Central Hudson as a local institution with long established roots in their specific community.  As a result, we see this transaction as fundamentally unlike takeovers of sprawling, diffuse service territories by Iberdrola or National Grid.  Any doubt whether those cases materially differ from this one should be dispelled by the extraordinarily negative reaction to the proposal among the general public, unprecedented to the best of our knowledge in any other case involving only a transfer of ownership.  As we have explained, the risk is not merely that approval of the transaction will generate ill will toward the new owners, but that this negative outlook itself will compromise management’s performance of its tasks for years to come.

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CONCLUSION

We find it relatively easy to conclude that the benefits of the merger transaction pursuant to the Joint Proposal are outweighed by the detriments remaining after mitigation.  Our rationale is that the proposed transaction has generated an extraordinarily intense degree of public opposition to a change of Central Hudson’s ownership among customers, their elected officials, and labor representatives and other public organizations in the service territory.  Indeed, quite a few commenters made it clear that they would rather forgo the monetized benefits offered in the Joint Proposal than see the Fortis acquisition go forward.

To be clear, we emphatically do not view this case as a plebiscite or, even more inappropriately, a popularity contest between Central Hudson and Fortis.  However, the Commission should consider that a utility company’s stock in trade, so to speak, consists in large measure of good customer relations.  In our view, one of the proposed transaction’s unquantifiable but highly material risks or detriments is that the traditional functions of a utility company, as well as emergent changes in the nature of utility service, are likely to be managed more successfully by Central Hudson in its present form as contrasted with a new corporate regime that already has produced the fierce public hostility evidenced in hearings and comments.  Moreover, during most of the time that the petition has been pending, Petitioners have made little as far as we can discern to forestall or defuse public opposition, and that apparent passivity itself lends credence to public objections that the new parent company would not appreciate the importance of maintaining customer satisfaction.

Alternatively, recognizing that much of our analysis involves exercises of judgment in which reasonable minds may

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differ, we recommend that the Commission consider adopting the proposed terms subject to modifications that would alter the transaction’s balance of risks and benefits.  The Commission might conclude that this could be accomplished by requiring PBAs additional to those offered in the Joint Proposal, should Petitioners come forward with such a proposed modification.  Since any such possibility is speculative, we will not address it except to state our opinion that the proposed transaction’s flaws may be inherently unsusceptible to effective remediation by means of supplemental PBAs.

May 3, 2013
RAE, DLP /seh